                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                              -------------------
                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)


                 RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP
                           (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)



                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                          300 SOUTH GRAND, 34TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                              -------------------

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------

Transaction Valuation*     $3,194,660              Amount of Filing Fee: $638.93

--------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 168.14 units of limited partnership interest of the subject partnership for $19,000 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:   $429.97       Filing Parties:   AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D  Date Filed:       May 14, 1999

       AMENDMENT NO. 1 TO SCHEDULE 14D-1/AMENDMENT NO. 1 TO SCHEDULE 13D


                  This Statement (the "Statement") constitutes (a) Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Riverside Park Associates Limited Partnership (the "Partnership"); and (b) Amendment No. 1 to the Schedule 13D (the "Schedule 13D") of Apartment Investment and Management Company ("AIMCO"), originally filed with the Securities and Exchange Commission on May 14, 1999, by AIMCO, AIMCO-GP, Inc. ("AIMCO-GP") and AIMCO OP. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

ITEM 11.          MATERIAL TO BE FILED AS EXHIBITS.

                  (a)(1)   Offer to Purchase, dated May 13, 1999 (previously filed).
                  (a)(2)   Letter of Transmittal and related Instructions.
                  (a)(3)   Letter, dated May 13, 1999, from AIMCO OP to the Limited Partners of the
                           Partnership (previously filed).
                  (a)(4)   Supplement to Offer to Purchase, dated June 29, 1999.
                  (a)(5)   Letter, dated June 29, 1999, from AIMCO OP to the Limited Partners of the
                           Partnership.
                  (b)      Amended and Restated Credit Agreement (Unsecured
                           Revolver-to-Term Facility), dated as of October 1,
                           1998, among AIMCO OP, Bank of America National Trust
                           and Savings Association, and BankBoston, N.A.
                           (Exhibit 10.1 to AIMCO's Current Report on Form 8-K,
                           dated October l, 1998, is incorporated herein by
                           this reference).
                  (b)(2)   First Amendment to Credit Agreement, dated as of
                           November 6, 1998, by and among AIMCO OP, the
                           financial institutions listed on the signature pages
                           thereof and Bank of America National Trust and
                           Savings Association (Exhibit 10.2 to AIMCO's Annual
                           Report on Form 10-K for the fiscal year ended
                           December 31, 1998, is incorporated herein by this
                           reference).
                  (c)      Not applicable.
                  (d)      Not applicable.
                  (e)      Not applicable.
                  (f)      Not applicable.
                  (z)(1)   Agreement of Joint Filing, dated May 13, 1999, among
                           AIMCO, AIMCO-GP and AIMCO OP (previously filed).

                                   SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 29, 1999
                                        AIMCO PROPERTIES, L.P.

                                        By: AIMCO-GP, INC.
                                             (General Partner)

                                        By: /s/ Patrick J. Foye
                                            ----------------------------------
                                             Executive Vice President

                                        AIMCO-GP, INC.

                                        By: /s/ Patrick J. Foye
                                            ----------------------------------
                                             Executive Vice President

                                        APARTMENT INVESTMENT
                                        AND MANAGEMENT COMPANY

                                        By: /s/ Patrick J. Foye
                                            ----------------------------------
                                             Executive Vice President

                                 EXHIBIT INDEX


EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------


         (a)(1)   Offer to Purchase, dated May 13, 1999 (previously filed).
         (a)(2)   Letter of Transmittal and related Instructions.
         (a)(3)   Letter, dated May 13, 1999, from AIMCO OP to the Limited Partners of the
                  Partnership (previously filed).
         (a)(4)   Supplement to Offer to Purchase, dated June 29, 1999.
         (a)(5)   Letter, dated June 29, 1999, from AIMCO OP to the Limited Partners of the
                  Partnership.
         (b)      Amended and Restated Credit Agreement (Unsecured
                  Revolver-to-Term Facility), dated as of October 1, 1998,
                  among AIMCO OP, Bank of America National Trust and Savings
                  Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's
                  Current Report on Form 8-K, dated October l, 1998, is
                  incorporated herein by this reference).
         (b)(2)   First Amendment to Credit Agreement, dated as of November 6,
                  1998, by and among AIMCO OP, the financial institutions
                  listed on the signature pages thereof and Bank of America
                  National Trust and Savings Association (Exhibit 10.2 to
                  AIMCO's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1998, is incorporated herein by this reference).
         (c)      Not applicable.
         (d)      Not applicable.
         (e)      Not applicable.
         (f)      Not applicable.
         (z)(1)   Agreement of Joint Filing, dated May 13, 1999, among AIMCO,
                  AIMCO-GP and AIMCO OP (previously filed).


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